UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )*

PowerSchool Holdings, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

73939C106

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons Onex Corporation
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Ontario, Canada

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 75,413,862
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 75,413,862

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 75,413,862(1)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 38.01%(2)
12.	Type of Reporting Person (See Instructions) CO

(1)	Represents 75,413,862 shares of Class A Common Stock.
(2)	Calculated based on 198,401,832 shares of Class A Common Stock outstanding as of October 31, 2021, as reported on the Issuer’s Form 10-Q, filed on November 10, 2021.

1.	Names of Reporting Persons Pinnacle Holdings I L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 9,510,223
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 9,510,223

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,510,223(1)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 4.79%(2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Represents 9,510,223 shares of Class A Common Stock.
(2)	Calculated based on 198,401,832 shares of Class A Common Stock outstanding as of October 31, 2021, as reported on the Issuer’s Form 10-Q, filed on November 10, 2021.

1.	Names of Reporting Persons Onex Partners IV Select LP
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 271,840
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 271,840

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 271,840(1)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) *(2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Represents 271,840 shares of Class A Common Stock.
(2)

Calculated based on 198,401,832 shares of Class A Common Stock outstanding as of October 31, 2021, as reported on the Issuer’s Form 10-Q, filed on November 10, 2021. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

1.	Names of Reporting Persons Onex US Principals LP
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 900,522
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 900,522

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 900,522(1)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) *(2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Represents 900,522 shares of Class A Common Stock.
(2)

Calculated based on 198,401,832 shares of Class A Common Stock outstanding as of October 31, 2021, as reported on the Issuer’s Form 10-Q, filed on November 10, 2021. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

1.	Names of Reporting Persons Onex Partners IV LP
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 48,758,727
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 48,758,727

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 48,758,727(1)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 24.58%(2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Represents 48,758,727 shares of Class A Common Stock.
(2)	Calculated based on 198,401,832 shares of Class A Common Stock outstanding as of October 31, 2021, as reported on the Issuer’s Form 10-Q, filed on November 10, 2021.

1.	Names of Reporting Persons Onex Partners IV GP LP
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 52,063,389
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 52,063,389

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 52,063,389(1)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 26.24%(2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Represents 52,063,389 shares of Class A Common Stock.
(2)	Calculated based on 198,401,832 shares of Class A Common Stock outstanding as of October 31, 2021, as reported on the Issuer’s Form 10-Q, filed on November 10, 2021.

1.	Names of Reporting Persons Onex Partners IV PV LP
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 11,450,550
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 11,450,550

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,450,550(1)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 5.77%(2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Represents 11,450,550 shares of Class A Common Stock.
(2)	Calculated based on 198,401,832 shares of Class A Common Stock outstanding as of October 31, 2021, as reported on the Issuer’s Form 10-Q, filed on November 10, 2021.

1.	Names of Reporting Persons Onex PowerSchool LP
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 22,178,111
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 22,178,111

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,178,111(1)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 11.18%(2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Represents 22,178,111 shares of Class A Common Stock.
(2)	Calculated based on 198,401,832 shares of Class A Common Stock outstanding as of October 31, 2021, as reported on the Issuer’s Form 10-Q, filed on November 10, 2021.

1.	Names of Reporting Persons Onex Partners Canadian GP Inc.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Ontario, Canada

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 52,335,229
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 52,335,229

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 52,335,229(1)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 26.38%(2)
12.	Type of Reporting Person (See Instructions) CO

(1)	Represents 52,335,229 shares of Class A Common Stock.
(2)	Calculated based on 198,401,832 shares of Class A Common Stock outstanding as of October 31, 2021, as reported on the Issuer’s Form 10-Q, filed on November 10, 2021.

1.	Names of Reporting Persons Onex American Holdings GP LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 23,078,633
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 23,078,633

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,078,633(1)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 11.63%(2)
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

(1)	Represents 23,078,633 shares of Class A Common Stock.
(2)	Calculated based on 198,401,832 shares of Class A Common Stock outstanding as of October 31, 2021, as reported on the Issuer’s Form 10-Q, filed on November 10, 2021.

1.	Names of Reporting Persons Onex Private Equity Holdings LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 23,078,633
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 23,078,633

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,078,633(1)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 11.63%(2)
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

(1)	Represents 23,078,633 shares of Class A Common Stock.
(2)	Calculated based on 198,401,832 shares of Class A Common Stock outstanding as of October 31, 2021, as reported on the Issuer’s Form 10-Q, filed on November 10, 2021.

1.	Names of Reporting Persons Onex Partners IV GP Ltd.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 52,063,389
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 52,063,389

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 52,063,389(1)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 26.24%(2)
12.	Type of Reporting Person (See Instructions) CO

(1)	Represents 52,063,389 shares of Class A Common Stock.
(2)	Calculated based on 198,401,832 shares of Class A Common Stock outstanding as of October 31, 2021, as reported on the Issuer’s Form 10-Q, filed on November 10, 2021.

1.	Names of Reporting Persons Onex Partners IV GP LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 271,840
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 271,840

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 271,840(1)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) *(2)
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

(1)	Represents 271,840 shares of Class A Common Stock.
(2)

Calculated based on 198,401,832 shares of Class A Common Stock outstanding as of October 31, 2021, as reported on the Issuer’s Form 10-Q, filed on November 10, 2021. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

1.	Names of Reporting Persons Gerald W. Schwartz
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 75,413,862
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 75,413,862

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 75,413,862(1)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 38.01%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	Represents 75,413,862 shares of Class A Common Stock.
(2)	Calculated based on 198,401,832 shares of Class A Common Stock outstanding as of October 31, 2021, as reported on the Issuer’s Form 10-Q, filed on November 10, 2021.

Item 1(a).	Name of Issuer

PowerSchool Holdings, Inc.

Item 1(b).	Address of the Issuer’s Principal Executive Offices

150 Parkshore Drive Folsom, CA 95630

Item 2(a).	Names of Persons Filing

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”:

(i)  Onex Corporation

(ii)  Pinnacle Holdings I, L.P.

(iii)   Onex Partners IV Select LP

(iv) Onex US Principals LP

(v)   Onex Partners IV LP

(vi) Onex Partners IV GP LP

(vii)  Onex Partners IV PV LP

(viii)  Onex Partners IV GP LLC

(ix) Onex PowerSchool LP

(x)   Onex Partners Canadian GP Inc.

(xi) Onex American Holdings GP LLC

(xii)  Onex Private Equity Holdings LLC

(xiii)  Onex Partners IV GP Ltd.

(xiv) Gerald W. Schwartz

The Reporting Persons have entered into a Joint Filing Agreement, dated February 8, 2022, a copy of which is attached as Exhibit A, pursuant to which the Reporting Persons agreed to file this Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b).	Address of the Principal Business Office, or if none, Residence:

Onex Corporation, Onex Partners IV GP Ltd., Onex Partners Canadian GP Inc., Gerald W. Schwartz:

161 Bay Street, Suite 4900

Toronto, Ontario M5J 2S1

Canada

Onex Partners IV LP, Pinnacle Holdings I LP, Onex PowerSchool LP, Onex Partners IV Select LP, Onex Partners IV PV LP:

712 Fifth Avenue, 40th Floor

New York, NY 10019

Onex Partners IV GP LP, Onex US Principals LP, Onex Private Equity Holdings LLC, Onex American Holdings GP LLC, Onex Partners IV GP LLC:

165 W Center Street, Suite 401

Marion, OH 43302

Item 2(c).	Citizenship

See responses to Item 4 on each cover page.

Item 2(d).	Title of Class of Securities

Class A Common Stock

Item 2(e).	CUSIP Number

73939C106

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not Applicable.

Item 4.	Ownership

(a) Amount beneficially owned: See responses to Item 9 on each cover page.

(b) Percent of Class: See responses to Item 11 on each cover page.

(c) Number of shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See responses to Item 5 on each cover page.

(ii)  Shared power to vote or to direct the vote:

See responses to Item 6 on each cover page.

(iii)  Sole power to dispose or to direct the disposition of:

See responses to Item 7 on each cover page.

(iv) Shared power to dispose or to direct the disposition of:

See responses to Item 8 on each cover page.

The reported securities are directly held by Pinnacle Holdings I L.P., Onex Partners IV Select LP, Onex US Principals LP, Onex Partners IV LP, Onex Partners IV GP LP, Onex Partners IV PV LP and Onex Powerschool LP. Onex Corporation, a corporation and Mr. Gerald W. Schwartz may be deemed to beneficially own the shares of Class A Common Stock held directly by Onex Partners IV Select LP, Onex US Principals LP, Onex Partners IV LP, Onex Partners IV GP LP, Onex Partners IV PV LP, Onex Powerschool LP, and Pinnacle Holdings I L.P., through Onex Corporation’s ownership of all of the equity of Onex Partners Canadian GP Inc., which owns all of the equity of (i) Onex Partners IV GP LLC, the general partner of Onex Partners IV Select LP, and (ii) Onex Partners IV GP Limited, the general partner of Onex Partners IV GP LP, the general partner of Onex Partners IV LP, and Onex Partners IV PV LP, which hold interests in Pinnacle Holdings I, L.P.; and through Onex Corporation’s ownership of all of the equity of Onex Private Equity Holdings LLC, which owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex Powerschool LP and Onex US Principals LP. Mr.Gerald W. Schwartz, the Chairman, Chief Executive Officer of Onex Corporation, indirectly owns shares representing a majority of the voting rights of the shares of Onex Corporation, and as such may be deemed to beneficially own all of the shares of Class A Common Stock beneficially owned by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership.

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2022

ONEX CORPORATION

By:	/s/ David Copeland
Name:	David Copeland
Title:	Managing Director, Finance

ONEX PARTNERS CANADIAN GP INC.

By:	/s/ David Copeland
Name:	David Copeland
Title:	Vice President

ONEX PARTNERS IV GP LIMITED

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

ONEX PARTNERS IV GP LP

By: Onex Partners IV GP Limited
Its: General Partner

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

ONEX PARTNERS IV LP

By: Onex Partners IV GP LP
Its: General Partner

By: Onex Partners IV GP Limited
Its: General Partner

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

ONEX PARTNERS IV PV LP

By: Onex Partners IV GP LP
Its: General Partner

By: Onex Partners IV GP Limited
Its: General Partner

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

ONEX POWERSCHOOL LP

By: Onex American Holdings GP LLC
Its: General Partner

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

PINNACLE HOLDINGS I L.P.

By: Pinnacle Holdings I GP Inc.
Its: General Partner

By:	/s/ Laurence Goldberg
Name:	Laurence Goldberg
Title:	Vice President

ONEX PARTNERS IV SELECT LP

By: Onex Partners IV GP LLC
Its: General Partner

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

ONEX AMERICAN HOLDINGS GP LLC

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

ONEX PRIVATE EQUITY HOLDINGS LLC

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

ONEX US PRINCIPALS LP

By: Onex American Holdings GP LLC
Its: General Partner

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

ONEX PARTNERS IV GP LLC

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

/s/ Gerald W. Schwartz
Name: Gerald W. Schwartz

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of February 8, 2022

EXHIBIT A

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A Common Stock, par value $0.0001 per share, of PowerSchool Holdings, Inc. (this “Agreement”), is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 8, 2022

ONEX CORPORATION

By:	/s/ David Copeland
Name:	David Copeland
Title:	Managing Director, Finance

ONEX PARTNERS CANADIAN GP INC.

By:	/s/ David Copeland
Name:	David Copeland
Title:	Vice President

ONEX PARTNERS IV GP LIMITED

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

ONEX PARTNERS IV GP LP

By: Onex Partners IV GP Limited
Its: General Partner

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

ONEX PARTNERS IV LP

By: Onex Partners IV GP LP
Its: General Partner

By: Onex Partners IV GP Limited
Its: General Partner

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

ONEX PARTNERS IV PV LP

By: Onex Partners IV GP LP
Its: General Partner

By: Onex Partners IV GP Limited
Its: General Partner

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

ONEX POWERSCHOOL LP

By: Onex American Holdings GP LLC
Its: General Partner

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

PINNACLE HOLDINGS I L.P.

By: Pinnacle Holdings I GP Inc.
Its: General Partner

By:	/s/ Laurence Goldberg
Name:	Laurence Goldberg
Title:	Vice President

ONEX PARTNERS IV SELECT LP

By: Onex Partners IV GP LLC
Its: General Partner

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

ONEX AMERICAN HOLDINGS GP LLC

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

ONEX PRIVATE EQUITY HOLDINGS LLC

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

ONEX US PRINCIPALS LP

By: Onex American Holdings GP LLC
Its: General Partner

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

ONEX PARTNERS IV GP LLC

By:	/s/ Matthew Ross
Name:	Matthew Ross
Title:	Director

/s/ Gerald W. Schwartz
Name: Gerald W. Schwartz